Exhibit 5.4

[Loyens & Loeff Letterhead]

To:

Axcan Intermediate Holdings Inc.

22 Inverness Center Parkway

Suite 310

Birmingham, AL 35242

AXCAN COÖPERATIVE U.A.

Privileged

Amsterdam, 7 October 2008

Dear Sir/Madam,

You have requested us, the undersigned, as special counsel on certain matters of Dutch law to Axcan Intermediate Holdings Inc. (the “Issuer”), a Delaware corporation, to render an opinion in connection with the filing of an S-4 Registration Statement (the “Registration Statement”) by the Issuer and the Guarantors (as listed in the Opinion Documents as defined below), including Axcan Cooperative U.A., a cooperative (coöperatie) under Dutch law (the “Company”), in connection with the Issuer’s offer to exchange $228,000,000 9.25% senior secured notes due 2015 (“Senior Secured Notes”) and $235,000,000 12.75% senior notes due 2016 (the “Senior Notes” and together with the Senior Secured Notes, the “Exchange Notes”), which are to be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Issuer’s outstanding 9.25% Senior Secured Notes due 2015 and 12.75% Senior Notes due 2016 (collectively, the “Old Notes”), with the Exchange Notes to be guaranteed by the Guarantors.

Headings used in this opinion are for ease of reference only and shall not affect the interpretation hereof.

In this opinion:

“Exchange Guarantees” means the guarantees entered into by the Company pursuant to article 10 of each of the Opinion Documents and “Exchange Guarantee” means any of them;

“Opinion Documents” means the senior secured notes indenture, dated 25 February 2008, among, amongst others, the Issuer, the Guarantors (as defined therein, including the Company) and The Bank of New York as trustee, which includes the Exchange Guarantee of the Senior Secured Notes (“Senior Secured Notes Indenture”), and the senior notes indenture, dated 6 May 2008, among, amongst others, the Issuer, the Guarantors (as defined therein, including the Company) and The Bank of New York as trustee, which includes the Exchange Guarantee of the Senior Notes (“Senior Notes Indenture”);

The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page and may also be consulted via www.loyensloeff.com. The conditions were deposited with the Registry of the Rotterdam District Court on 1 January 2005 under number 142/2004.

“Prospectus” means the prospectus prepared in connection with the issue of the Exchange Notes; and

“Resolutions” means, collectively, the Board Resolutions and the Members Resolutions (each as defined herein).

In rendering this opinion, we have examined and relied upon electronically transmitted copies of the executed copies of the Opinion Documents and upon the following documents:

(1)	a facsimile copy of an excerpt, dated 1 October 2008 (the “Excerpt”) of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the “Trade Register”) under number 34294618;

(2)	an electronically transmitted copy of the deed of incorporation (oprichtingsakte) of the Company, dated 11 February 2008 (the “Deed of Incorporation”) including the articles of association (statuten) of the Company as they read prior to the execution of the deed of amendment of the articles of association of the Company dated 5 May 2008 (the “Former Articles”);

(3)	an electronically transmitted copy of the articles of association (statuten) of the Company, as they read after the execution of the deed of amendment of the articles of association of the Company dated 5 May 2008 (the “Articles”);

(4)	electronically transmitted copies of the written resolutions of the management board of the Company (the “Management Board”), dated 25 February 2008 and 30 April 2008, resolving, inter alia, to enter into the transactions, and approving the entry into, the execution and the performance under the Opinion Documents (“Board Resolutions”); and

(5)	electronically transmitted copies of the written resolutions of the general meeting of members of the Company (the “Members Meeting”), dated 25 February 2008 and 30 April 2008, inter alia approving the Board Resolutions (the “Members Resolutions”).

We have further relied on the statements made by the Management Board in the certificate dated 7 October 2008 and we have assumed without independent investigation, except as otherwise indicated herein, that such statements are correct as of the date hereof.

(i)	the genuineness of all signatures;

(ii)	the authenticity of all agreements, certificates, instruments, and other documents submitted to us as originals;

(iii)	the conformity to the originals of all agreements, certificates, instruments, and other documents submitted to us as copies;

(iv)	that the information recorded in the Excerpt (with the exception of the reference to the Articles other than on the date hereof) is true, accurate and complete as of the date of the Resolutions, the date of the Opinion Documents and the date hereof (although not constituting conclusive evidence thereof, our assumption is supported by information obtained by telephone today from the Trade Register confirming that no changes were registered after the date of the Excerpt);

(v)	that the Opinion Documents have not been amended, supplemented, terminated, rescinded, nullified or declared null and void;

(vi)	that the Company has not been dissolved (ontbonden), merged (gefuseerd), split up (gesplitst), granted a suspension of payments (surseance van betaling verleend), or declared bankrupt (failliet verklaard) or subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the 29 May 2000 Council Regulation (EC) No. 1346/2000 on Insolvency Proceedings (the “Insolvency Regulation”), listed in Annex I to Council Regulation (EC) No 881/2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, our assumption is supported by (a) the contents of the Excerpt; (b) information obtained (i) by telephone today from the bankruptcy clerk’s office (faillissementsgriffie) of the court in Amsterdam, the Netherlands and (ii) from the online register of the international clerk’s office (internationale griffie) of the court in The Hague, the Netherlands at <www.rechtspraak.nl>);

(vii)	that the Former Articles were the articles of association (statuten) of the Company in force on the date of the Resolutions and the date of the Senior Secured Notes Indenture;

(viii)	that the Articles are the articles of association (statuten) of the Company in force on the date of the Senior Notes Indenture and the date hereof (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt);

(ix)	that the Company conducts or causes to conduct, and will continue to conduct, a business (een bedrijf uitoefenen) in accordance with its objects clause as set forth in the Articles;

(x)	that the Resolutions (a) correctly reflect the resolutions made by the Management Board and the Members Meeting, respectively, in respect of the transactions contemplated by the Opinion Documents, (b) have been made with due observance of the Former Articles, and (c) have not been and will not be amended, revoked, or declared null and void;

(xi)	that there is no works council (ondernemingsraad) or central works council (centrale ondernemingsraad) with jurisdiction over the transactions envisaged by the Opinion Documents;

(xii)	that each party to the Opinion Documents, other than the Company, is validly existing under the laws under which it is purported to have been incorporated;

(xiii)	that (a) each party to the Opinion Documents, other than the Company, has all requisite power (corporate and otherwise) to execute and deliver, and to perform its obligations under, the Opinion Documents, and (b) the Opinion Documents have been duly authorised, executed, and delivered by or on behalf of the parties thereto other than the Company;

(xiv)	that, under the laws by which they are expressed to be governed and under the laws of any other relevant jurisdiction (other than Dutch law), the Opinion Documents and the Exchange Notes, when duly executed, authenticated, issued and delivered, will constitute, the legal, valid and binding obligations of the parties thereto, and are enforceable against those parties in accordance with their terms;

(xv)	that the Exchange Notes have not been and will not be offered or sold, directly or indirectly, in the Netherlands to persons other than to qualified investors (gekwalificerde beleggers) within the meaning of section 1:1 of the Act on Financial Supervision (Wet op het financieel toezichf); and

(xvi)	that the entering into the Opinion Documents by the Company is in furtherance of its corporate objects as meant in section 2:7 of the Dutch Civil Code.

Based upon the foregoing and subject to (a) any factual matters or documents not disclosed to us in the course of our investigation and (b) the qualifications and limitations stated hereinafter, we are of the opinion that on the date hereof:

Corporate status

A.	The Company has been duly incorporated and is validly existing as a coöperatie (cooperative society) under Dutch law.

Corporate power

B.	The Company has the corporate power to execute and deliver the Opinion Documents, including the Exchange Guarantees, and to perform its obligations thereunder.

Duly authorised, executed and delivered

C.	The Opinion Documents, including the Exchange Guarantees and the performance of the Company’s obligations under the Opinion Documents, including the Exchange Guarantees, have been duly authorised by all requisite corporate action on the part of, and have been duly executed and delivered by, the Company.

Non-conflicts with law

D.	The execution and delivery by the Company of the Opinion Documents, including the Exchange Guarantees, and the performance by the Company of its obligations thereunder do not conflict with or result in a violation of the Articles or the provisions of any published law, rule or regulation of general application of the Netherlands.

This opinion is subject to the following qualifications:

a.	The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio Pauliana), reorganisation, suspension of payments (surseance van betaling) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights (including but not limited to the laws that apply pursuant to the Insolvency Regulation).

b.	A Dutch court may have to decline jurisdiction if concurrent proceedings have been brought elsewhere. Dutch law provides that if proceedings, involving the same cause of action between the same parties, are brought before the courts of different states, any court other than the court first seized shall of its own motion decline jurisdiction in favour of that court, provided that the latter court has determined that it has jurisdiction.

c.	Pursuant to section 2:21 of the Dutch Civil Code, a court may dissolve a cooperative upon the request by the public prosecution office or an interested party, inter alia, if it does not meet the statutory description of a cooperative or transgresses the prohibitions for cooperatives set out in Book 2 of the Dutch Civil Code or violates its articles of association to a grave extent (in ernstige mate). With regard to the above, it should be noted that to the discretion of the court, a terme de grace may be granted in order to enable the cooperative to rectify the shortcoming(s) before actually dissolving the cooperative. In the event of dissolution of the Company, the Company will enter into the state of liquidation. During this phase, the Company will continue to exist until finalisation of the liquidation. In the event of liquidation, the liquidators of the Company will distribute among the members that what is left, if any, of the assets after having paid the creditors, taking into account the distribution clause in the Members’ Agreement.

d.	The Company may be appointed by the Dutch Central Bank (De Nederlandsche Bank N.V.) pursuant to the Regulation of 4 February 2003, issued by the Dutch Central Bank, implementing the reporting instructions under the Act on Financial Foreign Relations 1994 (Wet financiële betrekkingen buitenland 1994), and if so appointed, it has to file reports with the Dutch Central Bank for the benefit of the composition of the balance of payments for the Netherlands by the Dutch Central Bank.

e.	The validity of the Opinion Documents may be affected by the ultra vires provisions of section 2:7 of the Dutch Civil Code. These provisions give legal entities the right to invoke the nullity of a transaction if such transaction entered into by such entity cannot serve to realise the objects of such entity and the other parties to such transaction knew, or without independent investigation, should have known, that such objects and purposes have been exceeded. All circumstances relevant in determining corporate benefit should be taken into account, including the wording of the objects clause of the articles of association and the level of (direct or indirect) benefit derived by the legal entity.

We express no opinion on any law other than Dutch law (unpublished case law not included) as it currently stands. We express no opinion on any laws of the European Communities (insofar as not implemented in the Netherlands in statutes or regulations of general application) unless it concerns EU Regulations (Verordeningen) in effect in the Netherlands on the date of the opinion. In this opinion letter we express no opinion on tax law, or on the business merits of the transaction contemplated by the Opinion Documents or on financial assistance rules or on anti-trust law/competition law.

In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. Furthermore, we note that a term may for the purposes of one area of Dutch law have a meaning that is different from the meaning for the purposes of other areas of Dutch law. In this opinion the meaning to be attributed to an English term shall be the meaning attributed to the equivalent Dutch concept for the purposes of the relevant area of Dutch law.

This opinion letter may only be relied upon by any person that is allowed to do so in accordance with the last paragraph of this opinion letter under the express condition that any issue of interpretation or liability arising thereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands. This opinion letter is issued by Loyens & Loeff

N.V.; natural persons or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever. This opinion letter may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies.

This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any of the above documents or any other document examined in connection with this opinion letter except as expressly confirmed herein.

This opinion letter is addressed to you and may only be relied upon by you (and Ropes & Gray LLP, your legal counsel, in rendering its opinion in connection with the issue of the Exchange Notes) in connection with the transactions to which the Opinion Documents relate, and may not be disclosed to and relied upon by any other person, firm, Company, or institution without our prior written consent.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder

Yours faithfully,

/s/    Loyens & Loeff N.V.

Loyens & Loeff N.V.